Consent of Ernst and Young LLP, Independent Registered Public
Accounting Firm


We consent to the references to our firm under the captions
 Financial
Highlights in each Prospectus and Independent Registered Public
 Accounting Firm in each Statement of Additional Information in Post-Effective Amendment Number 70 to the Registration
Statement (Form N-1A, No. 33-31602) of Money Market Obligations Trust,
 and to the incorporation by reference of our reports dated September 10, 2004 onLiberty U.S Management, Federated Short-Term U.S. Government Trust, Trust for U.S. TreasuryObligations and
Automated Government Money Trust (six of the portfolios comprising the Money Market Obligations Trust) included in the Annual Reports to Shareholders for the fiscal year ended July 31, 2004.



								ERNST & YOUNG LLP


Boston, Massachusetts
September 27, 2004